EXHIBIT 23







            Consent of Independent Registered Public Accounting Firm





The Board of Directors and Stockholders
Cytec Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-80710, 33-83576, 33-85666, 333-62287, 333-11121, 333-45577, 333-107221
and 333-122195) on Form S-8 and in the registration statements (Nos. 333-51876, 333-52011, 333-3808 and 333-127507) on Form S-3 of Cytec Industries Inc. of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Cytec Industries Inc.

Our report on the  consolidated  financial  statements  refers to the  Company's adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment", and the Securities and Exchange Commission's Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements", effective January 1, 2006, and the adoption of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R", effective at the end of 2006.



/s/ KPMG LLP

Short Hills, New Jersey
February 27, 2007